Exhibit 3.1.6
FIRST AMENDMENT TO
CERTIFICATE
OF DESIGNATION OF VOTING POWERS,
DESIGNATIONS, PREFERENCES, LIMITATIONS,
RESTRICTIONS
AND RELATIVE RIGHTS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
IDLEAIRE TECHNOLOGIES CORPORATION

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

     IdleAire Technologies Corporation, a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”) by a consent dated October 29, 2004 duly approved and adopted the following resolutions which resolutions remain in full force and effect on the date hereof:
     RESOLVED, that, pursuant to DGCL §151(g), the Board of Directors hereby reduces the total amount of shares of Series B Convertible Preferred Stock that the Corporation shall have the authority to issue to Thirteen Million (13,000,000) shares, par value of $.001 per share, as follows: the total amount of shares of (i) Series B-1 Convertible Preferred Stock that the Corporation shall have the authority to issue to Eleven Million Five Hundred Thousand (11,500,000) shares, (ii) Series B-2 Convertible Preferred Stock that the Corporation shall have the authority to issue to One Million Five Hundred Thousand (1,500,000) shares, (iii) Series B-3 Convertible Preferred Stock that the Corporation shall have the authority to issue to Zero (0) shares, and (iv) Series B-4 Convertible Preferred Stock that the Corporation shall have the authority to issue to Zero (0) shares; and be it further
     RESOLVED, that, in accordance with DGCL §151(g), the balance of the shares of Series B Convertible Preferred Stock not designated as Series B Convertible Preferred Stock pursuant to these resolutions shall assume the status which they had prior to the resolutions approving the Certificate of Designations.
(Signature appears on following page.)

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by James H. Price, Esq., Senior Vice President and General Counsel of the Company, this 29th day of October, 2004.

IDLEAIRE TECHNOLOGIES CORPORATION, a
Delaware corporation

By:	/s/ James H. Price

James H. Price, Esq.,
Senior Vice President and General Counsel
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